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                                                                    EXHIBIT 4.2


                           CERTIFICATE OF DESIGNATION

                                       OF

                   8.08% CUMULATIVE PREFERRED STOCK, SERIES J

                                       OF

                              TRAVELERS GROUP INC.


             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware

                  TRAVELERS GROUP INC., a Delaware corporation (the "Corporation"), hereby certifies that:

                  1. The Restated Certificate of Incorporation, as amended, of the Corporation (the "Certificate of Incorporation") fixes the total number of shares of all classes of capital stock that the Corporation shall have the authority to issue at one billion five hundred million (1,500,000,000) shares of common stock, par value $.01 per share ("Common Stock") and thirty million (30,000,000) shares of preferred stock, par value $1.00 per share ("Preferred Stock").

                  2. The Certificate of Incorporation expressly grants to the Board of Directors of the Corporation (the "Board of Directors") authority to provide for the issuance of the shares of Preferred Stock in series, and to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

                  3. Pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation, the Board of Directors, by action duly taken on September 24, 1997, adopted resolutions that provide for a series of Preferred Stock as follows:

                  RESOLVED, that a series of the class of authorized Preferred Stock, par value $1.00 per share, of the Corporation be hereby created, and that the designation and



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amount thereof and the preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

                  Section 1. Designation and Amount. The shares of such series shall be designated as the "8.08% Cumulative Preferred Stock, Series J" (the "Series J Preferred Stock") and the number of shares constituting such series shall be 400,000, which number may be increased or decreased by a resolution adopted by the Board of Directors or a committee so authorized by the Board of Directors without a vote of stockholders; provided, however, that such number may not be decreased below the number of then currently outstanding shares of Series J Preferred Stock.

                  Section 2.  Dividends and Distributions.

                  (a) The holders of shares of Series J Preferred Stock, in preference to the holders of shares of the Common Stock, par value $.01 per share (the "Common Stock"), of the Corporation and of any other capital stock of the Corporation ranking junior to the Series J Preferred Stock as to payment of dividends, shall be entitled to receive, when and as declared by the Board of Directors out of net profits or net assets of the Corporation legally available for the payment of dividends, cumulative cash dividends in the amount of $40.40 per share, and no more, in equal quarterly payments on March 31, June 30, September 30 and December 31 in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date which is at least 10 days after the date of original issue of the Series J Preferred Stock; provided, however, that with respect to such first Quarterly Dividend Payment Date, the holders of shares of Series J Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of net profits or net assets of the Corporation legally available for the payment of dividends, a cumulative cash dividend in the amount of $10.10 per share (as to each holder of shares, such dividend payment with respect to the aggregate number of shares of Series J Preferred Stock held by such holder to be rounded down to the nearest full cent), and no more.



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                  (b) Dividends payable pursuant to paragraph (a) of this
         Section 2 shall begin to accrue and be cumulative from the date of original issue of the Series J Preferred Stock, except that the amount of the cumulative cash dividend payable with respect to the first Quarterly Dividend Payment Date shall be as specified in paragraph (a) of this Section 2. The amount of dividends so payable shall be determined on the basis of twelve 30-day months and a 360-day year. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series J Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The record date for the determination of holders of shares of Series J Preferred Stock entitled to receive payment of a dividend declared thereon shall be the close of business on the fifteenth day (whether or not a business day) next preceding the Quarterly Dividend Payment Date or such other date, no more than 60 days prior to the date fixed for the payment thereof, as may be determined by the Board of Directors or a duly authorized committee thereof.

                  Section 3.  Certain Restrictions.

                  (a) Whenever quarterly dividends payable on shares of Series J Preferred Stock as provided in Section 2 hereof are in arrears, thereafter and until all accrued and unpaid dividends, whether or not declared, on the outstanding shares of Series J Preferred Stock shall have been paid in full or declared and set apart for payment, the Corporation shall not: (i) declare or pay dividends, or make any other distributions, on any shares of Common Stock or other capital stock ranking junior (either as to payment of dividends or distribution of assets upon liquidation, dissolution or winding up) to the Series J Preferred Stock ("Junior Stock"), other than dividends or distributions payable in Junior Stock; (ii) declare or pay dividends, or make any other distributions, on any shares of capital stock ranking on a parity (either as to payment of dividends or distribution of assets upon liquidation, dissolution or winding up) with the Series J Preferred Stock ("Parity Stock"), other than dividends or distributions payable in Junior Stock, except dividends paid ratably on the


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         Series J Preferred Stock and all Parity Stock on which dividends are payable or in arrears, in proportion to the total amounts to which the holders of all such shares are then entitled; (iii) redeem or purchase or otherwise acquire for consideration any shares of Junior Stock; provided, that the Corporation may at any time redeem, purchase or otherwise acquire any shares of Junior Stock in exchange for shares of Junior Stock; or (iv) redeem or purchase or otherwise acquire for consideration any shares of Series J Preferred Stock or Parity Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

                  (b) The Corporation shall not permit any Subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of capital stock of the Corporation unless the Corporation could, pursuant to paragraph (a) of this Section 3, purchase or otherwise acquire such shares at such time and in such manner.

                  Section 4.  Redemption.

                  (a) The shares of Series J Preferred Stock shall not be redeemed by the Corporation prior to March 31, 1998. The Corporation, at its option, may redeem shares of Series J Preferred Stock, as a whole or in part, at any time or from time to time on or after March 31, 1998, at a price of $500 per share, plus an amount per share equal to all accrued but unpaid dividends thereon, whether or not declared, to the date fixed for redemption (hereinafter called the "redemption price"). The Corporation's election to redeem shares of Series J Preferred Stock shall be expressed by resolution of the Board of Directors. Any such redemption shall be made upon not less than 30, nor more than 60, days' previous notice to holders of record of the shares of Series J Preferred Stock to be redeemed, given as hereinafter provided.



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                  (b) If less than all shares of Series J Preferred Stock at the time outstanding are to be redeemed, the shares to be redeemed shall be selected pro rata or by lot, in such manner as may be prescribed by resolution of the Board of Directors.

                  (c) Notice of any redemption of shares of Series J Preferred Stock shall be given by publication in a newspaper of general circulation in the Borough of Manhattan, The City of New York, such publication to be made not less than 30 nor more than 60 days prior to the redemption date fixed by the Board of Directors and specified therein. A similar notice shall be mailed by the Corporation, postage prepaid, not less than 30 nor more than 60 days prior to such redemption date, addressed to the respective holders of record of shares of Series J Preferred Stock to be redeemed at their respective addresses as the same shall appear on the stock transfer records of the Corporation, but the mailing of such notice shall not be a condition of such redemption. In order to facilitate the redemption of shares of Series J Preferred Stock, the Board of Directors may fix a record date for the determination of shares of Series J Preferred Stock to be redeemed, not more than 60 days nor less than 30 days prior to the date fixed for such redemption.

                  (d) Notice having been given pursuant to paragraph (c) of this Section 4, from and after the date specified therein as the date of redemption, unless default shall be made by the Corporation in providing moneys for the payment of the redemption price pursuant to such notice, all dividends on the Series J Preferred Stock thereby called for redemption shall cease to accrue, and from and after the date of redemption so specified, unless default shall be made by the Corporation as aforesaid, or from and after the date (if prior to the date of redemption so specified) on which the Corporation shall provide the moneys for the payment of the redemption price by depositing the amount thereof with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $10,000,000, provided, that the notice of redemption shall state the intention of the Corporation to deposit such amount on a date prior to the date of redemption so specified in such notice, all rights of the holders thereof as


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         stockholders of the Corporation, except the right to receive the redemption price (but without interest), shall cease. Any interest allowed on moneys so deposited shall be paid to the Corporation. Any moneys so deposited which shall remain unclaimed by the holders of such Series J Preferred Stock at the end of six years after the redemption date shall become the property of, and be paid by such bank or trust company to, the Corporation.

                  Section 5. Reacquired Shares. Any shares of Series J Preferred Stock redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of the Corporation's Preferred Stock, par value $1.00 per share (collectively with the Series J Preferred Stock, the "Preferred Stock"), of the Corporation and may be reissued subject to the conditions or restrictions on issuance set forth herein, in the Corporation's Restated Certificate of Incorporation, as it may be amended or restated from time to time (the "Certificate of Incorporation"), in any other Certificate of Designation creating a series of Preferred Stock or any similar stock or as otherwise required by law.

                  Section 6.  Liquidation, Dissolution or Winding Up.

                  (a) Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (i) to the holders of shares of Junior Stock, unless, prior thereto, the holders of shares of Series J Preferred Stock shall have received $500 per share, plus an amount per share equal to all accrued but unpaid dividends thereon, whether or not declared, to the date of such payment or (ii) to the holders of shares of Parity Stock, except distributions made ratably on the Series J Preferred Stock and all such Parity Stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

                  (b) Neither the consolidation, merger or other business combination of the Corporation with or into any other Person or Persons, nor the sale, lease, exchange or conveyance of all or any part of the prop-


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         erty, assets or business of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 6.

                  Section 7. Voting Rights. In addition to any voting rights provided in the Certificate of Incorporation for all series of Preferred Stock, and any voting rights provided by law, the holders of shares of Series J Preferred Stock shall have the following voting rights:

                  (a) Except as otherwise provided herein, or by the Certificate of Incorporation, or by law, the shares of Series J Preferred Stock and the shares of Common Stock (and any other shares of capital stock of the Corporation at the time entitled thereto) shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation, provided that, when voting together with the shares of Common Stock, each share of Series J Preferred Stock shall be entitled to three votes.

                  (b) So long as any shares of Series J Preferred Stock shall be outstanding and unless the consent or approval of a greater number of shares shall then be required by law, without first obtaining the consent or approval of the holders of at least two-thirds of the number of then-outstanding shares of Series J Preferred Stock, and all other series of Preferred Stock, voting as a single class, given in person or by proxy at a meeting at which the holders of such shares shall be entitled to vote separately as a class, the Corporation shall not: (i) authorize shares of any class or series of stock having any preference or priority as to dividends or upon liquidation ("Senior Stock") over the Preferred Stock; (ii) reclassify any shares of stock of the Corporation into shares of Senior Stock; (iii) authorize any security exchangeable for, convertible into, or evidencing the right to purchase any shares of Senior Stock; (iv) amend, alter or repeal the Certificate of Incorporation to alter or change the preferences, rights or powers of the Preferred Stock so as to affect the preferred Stock adversely; provided, however, that if any such amendment, alteration or repeal would alter or change the preferences, rights or powers of one or more, but not all, of the series of the Preferred Stock at the time outstanding, the consent or approval of the holders of at least two-thirds of the


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         number of the outstanding shares of each such series so affected, similarly given, shall be required in lieu of (or if such consent is required by law, in addition to) the consent or approval of the holders of at least two-thirds of the number of outstanding shares of Preferred Stock as a class; or (v) effect the voluntary liquidation, dissolution or winding up of the Corporation, or the sale, lease or exchange of all or substantially all of the assets, property or business of the Corporation, or the merger or consolidation of the Corporation with or into any other corporation (except a wholly-owned subsidiary of the Corporation); provided, however, that no separate vote of the holders of the Preferred Stock as a class shall be required in the case of a merger or consolidation or a sale, exchange or conveyance of all or substantially all of the assets, property or business of the Corporation (such transactions being hereinafter in this proviso referred to as a "reorganization") if (A) the resulting, surviving or acquiring corporation will have after such reorganization no stock either authorized or outstanding (except such stock of the Corporation as may have been authorized or outstanding immediately preceding such reorganization, or such stock of the resulting, surviving or acquiring corporation as may be issued in exchange therefor) ranking prior to, or on a parity with, the Preferred Stock or the stock of the resulting, surviving or acquiring corporation issued in exchange therefor and (B) each holder of shares of Preferred Stock immediately preceding such reorganization will receive in exchange therefor the same number of shares of stock, with substantially the same preferences, rights and powers, of the resulting, surviving, or acquiring corporation.

                  So long as any shares of Preferred Stock shall be outstanding and unless the consent or approval of a greater number of shares shall then be required by law, without first obtaining the consent or approval of the holders of a majority of the number of such shares at the time outstanding, given in person or by proxy at a meeting at which the holders of such shares shall be entitled to vote separately as a class, the Corporation shall not amend the provisions of its Certificate of Incorporation so as to increase the amount of the authorized Preferred Stock or so as to authorize any other stock ranking on a parity with the Preferred


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         Stock either as to payment of dividends or upon liquidation.

                  (c) If on any date a total of six quarterly dividends on Series J Preferred Stock have fully accrued but have not been paid in full, the holders of shares of Series J Preferred Stock, together with the holders of all other then-outstanding shares of any series of the Preferred Stock (or any other series or class of the Corporation's preferred stock) as to which series or class a total of six quarterly dividends have fully accrued but have not been paid in full and which such series or class shall be entitled to the rights described in this paragraph (c) (collectively, "Defaulted Preferred Stock"), shall have the right, voting together as a single class, to elect two directors. Such right of the holders of Defaulted Preferred Stock to vote for the election of such two directors may be exercised at any annual meeting or at any special meeting called for such purpose as hereinafter provided or at any adjournment thereof, or by the written consent, delivered to the Secretary of the Corporation, of the holders of a majority of all outstanding shares of Defaulted Preferred Stock, until dividends in default on the outstanding shares of Defaulted Preferred Stock shall have been paid in full (or such dividends shall have been declared and funds sufficient therefor set apart for payment), at which time the term of office of the two directors so elected shall terminate automatically. So long as such right to vote continues (and unless such right has been exercised by written consent of the holders of a majority of the outstanding shares of Defaulted Preferred Stock as hereinabove authorized), the Secretary of the Corporation may call, and upon the written request of the holders of record of a majority of the outstanding shares of Defaulted Preferred Stock addressed to his at the principal office of the Corporation shall call, a special meeting of the holders of such shares for the election of such two directors as provided herein. Such meeting shall be held within 30 days after delivery of such request to the Secretary, at the place and upon the notice provided by law and in the By-laws for the holding of meetings of stockholders. No such special meeting or adjournment thereof shall be held on a date less than 30 days before an annual meeting of stockholders or any special meeting in lieu thereof. If at any such annual


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         or special meeting or any adjournment thereof the holders of a majority of the then outstanding shares of Defaulted Preferred Stock entitled to vote in such election shall be present or represented by proxy, or if the holders of a majority of the outstanding shares of Defaulted Preferred Stock shall have acted by written consent in lieu of a meeting with respect thereto, then the authorized number of directors shall be increased by two, and the holders of the Defaulted Preferred Stock shall be entitled to elect the two additional directors. Directors so elected shall serve until the next annual meeting or until their successors shall be elected and shall qualify, unless the term of office of the persons so elected as directors shall have terminated under the circumstances set forth in the second sentence of this paragraph (c). In case of any vacancy occurring among the directors elected by the holders of the Defaulted Preferred Stock as a class, the remaining director who shall have been so elected may appoint a successor to hold office for the unexpired term of the directors whose places shall be vacant. If both directors so elected by the holders of Defaulted Preferred Stock as a class shall cease to serve as directors before their terms shall expire, the holders of the Defaulted Preferred Stock then outstanding and entitled to vote for such directors may, by written consent as hereinabove provided, or at a special meeting of such holders called as provided above, elect successors to hold office for the unexpired terms of the directors whose places shall be vacant.

                  Section 8. Definitions. For the purposes of the Certificate of Designation of the Series J Preferred Stock which embodies this resolution:

                  "Persons" shall mean any individual, firm, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity.

                  "Subsidiary" of any Person means any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.





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                  Section 9. Rank. The Series J Preferred Stock shall rank,
with respect to the payment of dividends and the distribution of assets, equally with all shares of $4.53 ESOP Convertible Preferred Stock, Series C; 6.365% Cumulative Preferred Stock, Series F; 6.213% Cumulative Preferred Stock, Series G; 6.231% Cumulative Preferred Stock, Series H; Series I Cumulative Convertible Preferred Stock; 8.40% Cumulative Preferred Stock, Series K; 9.50% Cumulative Preferred Stock, Series L; 5.864% Cumulative Preferred Stock, Series M; and Cumulative Adjustable Rate Preferred Stock, Series Y of the Corporation.


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                  IN WITNESS WHEREOF, the Corporation has caused this
Certificate of Designation of 8.08% Cumulative Preferred Stock, Series J to be duly executed by its Executive Vice President and attested to by its Assistant Secretary and has caused its corporate seal to be affixed hereto, this ___ day of November, 1997.


                                               TRAVELERS GROUP INC.


                                               by
                                                 -------------------------------
                                                 Executive Vice President


ATTEST:


--------------------------
Assistant Secretary



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